Exhibit 8.1

Himax Technologies, Inc.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Percentage of Our Ownership Interest

Himax Technologies Limited	ROC	100.0%
Himax Technologies Korea Ltd.	South Korea	100.0%
Himax Technologies (Samoa), Inc.	Samoa	100.0%(1)
Himax Technologies (Suzhou) Co., Ltd.	PRC	100.0%(2)
Himax Technologies (Shenzhen) Co., Ltd.	PRC	100.0%(2)
Himax Display, Inc.	ROC	83.5%(1)
Integrated Microdisplays Limited	Hong Kong	83.5%(3)
Himax Display (USA) Inc.	Delaware, USA	83.5%(3)
Himax Analogic, Inc.	ROC	98.6%(1)
Himax Imaging, Inc.	Cayman Islands	100.0%
Himax Imaging, Ltd.	ROC	98.4%(1)
Himax Imaging Corp.	California, USA	98.4%(4)
Harvest Investment Limited	ROC	100.0%(1)
Himax Technologies Japan Ltd.	Japan	100.0%
Himax Semiconductor (Hong Kong) Limited	Hong Kong	100.0%
Liqxtal Technology Inc.	ROC	62.3%(1)
Himax IGI Precision Ltd.	Delaware, USA	100.0%(1)
CM Visual Technology Corp.	ROC	66.7%(1)

(1) Indirectly, through our 100.0% ownership of Himax Technologies Limited.

(2) Indirectly, through our 100.0% ownership of Himax Technologies (Samoa), Inc.

(3) Indirectly, through our 83.5% ownership of Himax Display, Inc.

(4) Indirectly, through our 98.4% ownership of Himax Imaging, Ltd.